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                                                                    Exhibit 12.1

                                    TEKELEC

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES ($000)


                                                                                                                    Nine Months
                                                       Year Ended December 31,                                  Ended September 30,
                                        -------------------------------------------------------------------    ---------------------
                                        1998(1)         1999           2000            2001           2002             2003
                                        -------        ------         -------        --------       -------          -------
EARNINGS:

Income from continuing operations
before income taxes.................... $44,886        $2,702         $21,754        $  (488)       $24,054          $ 2,995
Fixed charges..........................     819         2,742          10,575         11,073         11,561            9,026
Amortization of capitalized
interest(2)............................      --            --              --             --             --               --

     Earnings as adjusted..............  45,705         5,444          32,329         10,585         35,615           12,021


FIXED CHARGES:

Interest expense on indebtedness.......      --           731           4,388          4,388          4,388            3,238
Amortization of debt expense (including
premiums, discounts and capitalized
expenses related to indebtedness)......      --           690           4,294          4,542          4,800            4,008
Estimated interest component of
rent expenses(3).......................     819         1,321           1,893          2,143          2,373            1,780

     Total fixed charges...............     819         2,742          10,575         11,073         11,561            9,026

     Ratio of earnings to fixed charges    55.8           2.0             3.1            1.0            3.1              1.3


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(1)  The Company did not have indebtedness until November of 1999.

(2)  The Company has no capitalized interest.

(3) The interest component of rent expenses for the nine months ended September 30, 2003 excludes the impact of the rent for Santera which is assumed to be an immaterial amount.